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                                                                      Exhibit 99



[NOVACARE LOGO]

                                            NEWS RELEASE

FOR IMMEDIATE RELEASE                       Analyst Contact: Susan J. Campbell
(AS OF JULY 9, 1998)                                   610-992-7425

                                            Media Contact:  David Fridling
                                                       610-992-7426


                   NOVACARE EVALUATING STRATEGIC ALTERNATIVES


         KING OF PRUSSIA, PA., -- NovaCare, Inc. (NYSE:NOV), a leading national provider of rehabilitation and employee services, announced today that it has engaged Salomon Smith Barney and Wasserstein Perella & Co. to explore strategic alternatives, including a spin-off of one or more of its businesses.

         "Over the past seven years NovaCare has taken advantage of market opportunities to establish new businesses in health care and employee services," said Timothy E. Foster, chief executive officer. "Today, the opportunities available from focusing specifically on the disparate operating, market and regulatory environments of our businesses may outweigh the synergistic value of going forward as a single company. For that reason, we are evaluating alternatives."

         NOVACARE, INC. is a national leader in physical rehabilitation services and employee services and a rapidly growing provider of occupational health services. As the clinical leader in rehabilitation, the company treats more than 40,000 patients per day in cost-effective outpatient and long-term care settings, and has achieved number one market shares in long-term care and orthotic and prosthetic rehabilitation. In addition, NovaCare is the nation's second largest provider of outpatient rehabilitation services. Its subsidiary, NovaCare Employee Services, Inc., is the second largest professional employer organization, administering the full array of human resource functions, including the management of health care benefits and workers' compensation, for small and medium-sized businesses.


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NOVACARE, INC.
1016 West Ninth Avenue   King of Prussia, Pennsylvania 19406   610 992 7200